As filed with the Securities and Exchange Commission on July 23, 2010

Registration No. 333-58046

Registration No. 333-97729

Registration No. 333-107832

Registration No. 333-117913

Registration No. 333-136118

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

POST-EFFECTIVE AMENDMENT NO. 4 TO

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

eBay Inc.

(Exact name of registrant as specified in its charter)

Delaware	77-0430924
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2145 Hamilton Avenue

San Jose, California 95125

(Address of principal executive offices)

eBay Inc. 2001 Equity Incentive Plan, as amended

(Full title of the plan)

Michael R. Jacobson

Senior Vice President, Legal Affairs, General Counsel and Secretary

eBay Inc.

2145 Hamilton Avenue

San Jose, California 95125

(408) 376-7400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 4 (this “Amendment”) relates to the Registration Statements on Form S-8 (File Nos. 333-58046, 333-97729, 333-107832, 333-117913 and 333-136118) (collectively, the “Registration Statements”) of eBay Inc. (the “Company”) filed with the Securities and Exchange Commission (the “Commission”) on March 30, 2001, August 6, 2002, August 11, 2003, August 4, 2004 and July 28, 2006, respectively. Pursuant to the Registration Statements, 222,000,000 shares of the Company’s common stock (“Common Stock”) under the eBay Inc. 2001 Equity Incentive Plan, as amended (the “2001 Plan”), were registered. All share numbers herein reflect all applicable stock splits of Common Stock.

On June 23, 2008 and June 5, 2009, Post-Effective Amendments No. 2 and No. 3 were filed with the Commission, respectively, deregistering 16,450,415 shares and 16,000,000 shares of Common Stock that may be issued pursuant to the 2001 Plan. The Company is filing this Amendment to deregister an additional 20,000,000 shares of Common Stock that have not yet been issued and are not subject to outstanding awards under the 2001 Plan. After giving effect to this Amendment, 134,474,612 registered shares of Common Stock will be available for issuance under the 2001 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 4 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on July 23, 2010.

eBay Inc.

/S/ JOHN J. DONAHOE
John J. Donahoe
President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John J. Donahoe, Michael R. Jacobson and Robert H. Swan, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 4 to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JOHN J. DONAHOE	President, Chief Executive Officer and Director (Principal Executive Officer)	July 23, 2010
John J. Donahoe

/S/ ROBERT H. SWAN	Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	July 23, 2010
Robert H. Swan

/S/ PHILLIP P. DEPAUL	Vice President, Chief Accounting Officer (Principal Accounting Officer)	July 23, 2010
Phillip P. DePaul

Signature	Title	Date

/S/ PIERRE M. OMIDYAR	Founder, Chairman of the Board and Director	July 23, 2010
Pierre M. Omidyar

/S/ FRED D. ANDERSON	Director	July 23, 2010
Fred D. Anderson

/S/ MARC L. ANDREESSEN	Director	July 23, 2010
Marc L. Andreessen

/S/ EDWARD W. BARNHOLT	Director	July 23, 2010
Edward W. Barnholt

/S/ SCOTT D. COOK	Director	July 23, 2010
Scott D. Cook

/S/ WILLIAM CLAY FORD, JR.	Director	July 23, 2010
William Clay Ford, Jr.

/S/ DAWN G. LEPORE	Director	July 23, 2010
Dawn G. Lepore

/S/ DAVID M. MOFFETT	Director	July 23, 2010
David M. Moffett

/S/ RICHARD T. SCHLOSBERG, III	Director	July 23, 2010
Richard T. Schlosberg, III

/S/ THOMAS J. TIERNEY	Director	July 23, 2010
Thomas J. Tierney

EXHIBIT INDEX

Exhibit Number	Description

24.1	Power of Attorney (included on the signature page of this Post-Effective Amendment No. 4 to the Registration Statements).